ARTICLES OF ASSOCIATION

                                OF

                   STONEVILLE INSURANCE COMPANY


     We, the undersigned residents of the State of Mississippi, having associated ourselves together for the purpose of forming a corporation under and by virtue of Chapter 19, Title 83, Mississippi Code of 1972, as amended, hereby adopt the following
Articles of Association:

                            ARTICLE I
                               NAME

     The name of the corporation shall be Stoneville Insurance
Company.

                            ARTICLE II
                             DURATION

     The period of its duration shall be ninety-nine (99) years.

                           ARTICLE III
                             PURPOSES

     The purposes for which the corporation shall be organized, and the powers of the corporation, shall be as follows:

    1. To insure houses, buildings, vehicles, and all other kinds of property against direct or consequential loss or damage by fire, lightning, theft, explosion, or storm; to insure against loss or damage to any goods or premises by water, arising from the breakage or leakage of sprinklers or water pipes; and to make any and all kinds of insurance against loss or damage to goods, merchandise, or other property caused by fire, risks of inland transportation or navigation, the action of the elements, or adverse manifestations of nature, as well as all and every risk or peril to property or interest in property or which may arise from the ownership, maintenance, or use of property to which the subject of insurance may be exposed, against which it is not contrary to public policy to insure, including every insurable interest therein or in the use thereof, or profit or income therefrom, or legal liability therefor, but not to include injury to the person.

    2. To insure vessels, craft, cars, aircraft, automobiles and other vehicles, whether operated on or under water or land or in the air, in any place or situation, and whether complete, or in process of, or awaiting construction; also all goods, freights, cargoes, merchandise, effects, disbursements, profits, money, bullion, precious stones, securities, chooses in action, evidences of debt, including money loaned on bottomry or respondentia, valuable papers, and all other kinds of property and interest therein, including liabilities and liens of every description, in respect to any and all risks and perils while in course of navigation, transit, travel or transportation on or under any seas or other waters, on land, in the air, or while in preparation for or while awaiting the same, or during any delays, storage, transshipment or reshipment incident thereto, including builders' risks, war risks, and for loss of or damage to property or injury or death of any person, whether legal liability results therefrom or not, during, awaiting, or arising out of navigation, transit, travel, transportation, or the construction or repair of vessels.

    3. To guarantee the fidelity of persons in positions of trusts, private or public, and to act as surety on official bonds and for the performance of other obligations, and to insure against loss through wrongful conversion, concealment, and disposal of personal property.

    4. To insure against loss or damage to property of the assured, or loss or damage to the life, person, or property of another for which the assured is liable, caused by the explosion of steam boilers.

    5. To insure any person against bodily injury or death by accident, or any person, firm, or corporation against loss or damage on account of the bodily injury or death by accident of any person for which loss or damage said person, firm, or corporation is responsible.

    6. To insure against the breakage of plate glass, local or in transit.

    7. To insure against loss or damage by water or steam to any goods or premises, arising from leakage of sprinklers and water pipes, plumbing, leaking roofs, heating systems, and other similar causes.

    8. To insure against loss or damage to property arising from accidents to elevators, bicycles, and vehicles, including aircraft, except rolling stock of railways.

    9. To carry on the business commonly known as credit insurance or guaranty, either by agreeing to purchase uncollectible debts or otherwise to insure against loss or damage from the failure of persons indebted to the assured to meet their liabilities.

    10. To carry on the business commonly known as health insurance.

    11. To insure against loss or damage by bombardment, invasion, insurrection, riot, civil war, or commotion, military, or usurped power.

    12. To insure against loss or damage by insects or disease to farm crops or products, and loss of rental value of land producing such crops or products.

    13. To insure against loss or damage of personal property, local or in transit.

    14. To provide any and all other types of insurance permitted by law.

    15. To enter into reinsurance agreements of all kinds with other insurance companies, to reinsure its own insurance risks of all types with other insurance companies and to reinsure the insurance risks of other insurance companies.

    16. To provide coverage for an employer's liability for injuries, disability or death to persons in their employment, without regard to fault, as prescribed by state workers' compensation laws.

    17. Without limiting the generality of the foregoing powers and purposes, to do every other thing or act permitted by law.

                            ARTICLE IV
                         AUTHORIZED STOCK

    The authorized amount of capital stock of the corporation shall be one hundred million (100,000,000) shares of common stock of the par value of One Dollar ($1.00) per share.

                            ARTICLE V
                         REQUIRED CAPITAL

    No insurance policies shall be issued until the corporation shall have met capital and surplus statutory requirements and shall have obtained a license to engage in business issued by the Commissioner of Insurance of the State of Mississippi.

                            ARTICLE VI
                     LIMITATION OF LIABILITY

    No director shall be liable to the corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for:

         (i) The amount of a financial benefit received by a director to which he is not entitled;

         (ii) An intentional infliction of harm on the corporation or the shareholders;

         (iii) A violation of Section 79-4-8.33 of the Mississippi Code of 1972, as amended, or any successor section thereto; or

         (iv) An intentional violation of criminal law.

                           ARTICLE VII
                   REGISTERED OFFICE AND AGENT

    The address of the corporation's initial registered office is 633 North State Street, Jackson, Mississippi 39202, and the name of its initial registered agent at such address is David L. Martin. The home office of the corporation shall be located in Jackson, Hinds County, Mississippi.

                           ARTICLE VIII
                       NAMES OF CORPORATORS

    The name and address of each proposed incorporator is:

    NAME                     ADDRESS

    S. H. Barret, Jr.        P. O. Box 718
                             Belzoni, MS 39038

    Bruce J. Brumfield       P. O. Box 165
                             Inverness, MS 38753

    William L. Kennedy       P. O. Box 264
                             Inverness, MS 38753


    David L. Martin          P. O. Box 427
                             Jackson, MS 39205

    Chip Morgan              P. O. Box 257
                             Stoneville, MS 38776


    Merlin Richardson        P. O. Box 220
                             Rolling Fork, MS 39159

    W. T. Robertson          P. O. Box 95
                             Holly Ridge, MS 38749

    Harry E. Vickery         P. O. Box 5037
                             Greenville, MS 38704


    David R. White           P. O. Drawer 14067
                             Jackson, MS 39236

    Aven Whittington         Rt. 3, Box 65
                             Greenwood, MS 38930

    William F. Winter        P. O. Box 427
                             Jackson, MS 39205


    IN WITNESS WHEREOF, we hereunto affix our signatures as of the 2nd day of December, 1996.

/S/                          /S/
S. H. Barret, Jr.            W. T. Robertson


/S/                          /S/
Bruce J. Brumfield           Harry E. Vickery


/S/                          /S/
William L. Kennedy           David R. White


/S/                          /S/
David L. Martin              Aven Whittington, Jr.


/S/                          /S/
Chip Morgan                  William F. Winter


/S/
Merlin Richardson